FIRST ALBANY COMPANIES, TO BE RENAMED BROADPOINT SECURITIES GROUP, ANNOUNCES THIRD QUARTER RESULTS AND COMMENCES REBUILDING PROCESS

NEW YORK, NEW YORK, October 31, 2007– First Albany Companies Inc. (NASDAQ: FACT) reported its financial results for the third quarter ending September 30, 2007 and will hold a conference call today at 10 A.M. EDT (see Conference Call Information below) to discuss these results. Highlights include:

•	Stockholders equity increased to $90.1 million at the end of the third quarter of 2007, from $43.8 million at the end of the second quarter of 2007.
•	Net loss of $1.7 million for the third quarter of 2007 compared to a net loss of $12.4 million in the year ago period.
•
Lee Fensterstock, a 20-year securities industry veteran, was appointed Chairman of the Board and Chief Executive Officer of the Company, and Peter McNierney was appointed President and Chief Operating Officer.

•	Reconstituted the Board of Directors with the appointments of Mr. Fensterstock as Chairman, three MatlinPatterson partners, Mark Patterson, Chris Pechock and Frank Plimpton, and Robert Yingling.
•	Launched the Company’s new corporate brand, Broadpoint.

Lee Fensterstock, Chairman & CEO, said, “The third quarter saw the launch of our new firm with the closing of the MatlinPatterson investment, the sale of the municipal capital markets business, the reconstitution of the Board, and the launch of our new name.  We can now move on to efficiently rebuild the firm for the benefit of our clients, our shareholders, and our employees.”  Peter McNierney, President and COO, said, “With our recapitalization complete, we can devote 100 percent of our on-going efforts to our institutional investor and corporate client base and the recruitment of experienced professionals to expand our team.”

The Company reported a net loss of $1.7 million, or $0.08 per diluted share, for the third quarter of 2007 compared to a net loss of $12.4 million, or $0.83 per diluted share, for the third quarter of 2006.  Results for the third quarter of 2007 include a pre-tax gain from the sale of the municipal capital markets business of $8.4 million.  In addition, the quarterly results included $0.9 million in restricted stock amortization as a result of the acceleration of vesting due to the MatlinPatterson transaction and expense related to grants of restricted stock units to key employees of $1.0 million.  First Albany’s 2007 third quarter net revenues from continuing operations were $8.7 million compared to $11.0 million for the third quarter of 2006.  Excluding investment gains and losses, net revenues from continuing operations were $7.5 million, compared to $14.6 million for the third quarter of 2006.  For the third quarter of 2007, the Company reported a loss from continuing operations before income taxes of $9.9 million compared to a loss of $13.3 million for the third quarter of 2006.

The Company reported a net loss of $11.1 million, or $0.65 per diluted share, for the first nine months of 2007 compared to a net loss of $30.8 million, or $2.02 per diluted share, for the first nine months of 2006. For the nine months ended September 30, 2007, First Albany's net revenues from continuing operations were $29.5 million compared to $57.9 million for the same period in 2006. Excluding investment gains and losses, net revenues from continuing operations were $27.8 million, down 58 percent compared to the first nine months of 2006. The Company reported a loss from continuing operations before income taxes of $22.1 million for the first nine months of 2007 compared to a loss from continuing operations of $32.1 million for the first nine months of 2006.

FIRST ALBANY REPORTS Q3 ‘07 FINANCIAL RESULTS, continued

Net Revenues

Investment Banking
Investment Banking reported net revenue of $1.5 million compared to $3.7 million for the third quarter of 2006, a decrease of 58 percent.  For the nine months ended September 30, 2007, Investment Banking net revenue was $6.4 million compared to $22.7 million for the same period in 2006, a decrease of 72 percent.

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Equity Investment Banking net revenue was $1.5 million for the third quarter of 2007 which represented a decrease of 58 percent compared to the third quarter of 2006.  During the quarter, the Company acted as an advisor on two transactions and as a co-manager on one public offering.  For the nine months ended September 30, 2007, Equity Investment Banking net revenue was $5.6 million compared to $22.5 million for the same period in 2006.

Institutional Sales and Trading
Institutional Sales and Trading net revenue was $5.4 million for the third quarter of 2007 compared to $10.3 million for the third quarter of 2006, a decrease of 48 percent.  For the nine months ended September 30, 2007, Institutional Sales and Trading net revenue was $19.5 million compared to $42.4 million for the same period in 2006.

•
Equity sales and trading net revenue for the third quarter of 2007 was $2.1 million compared to $7.1 million for the third quarter of 2006, a decrease of 70 percent.  Continued declines in customer activity for both listed and NASDAQ securities drove the decline in net revenues.  For the nine months ended September 30, 2007, Equity sales and trading net revenue was $10.1 million compared to $27.5 million for the same period in 2006.

•
Broadpoint Descap sales and trading net revenue increased 2 percent to $3.2 million for the third quarter of 2007 compared to the year ago period. For the nine months ended September 30, 2007, Broadpoint Descap sales and trading net revenue was $9.4 million compared to $15.0 million for the same period in 2006.  Results for the nine months ended September 30, 2006 were favorably impacted by several customer block transactions that were executed during the quarter.

Other
Other net revenue increased $4.5 million for the third quarter of 2007 compared to the same period in 2006, due to an improvement in Investment Gains (Losses).  For the nine months ended September 30, 2007, other net revenues were $4.0 million, an increase of $10.7 million versus a loss of $6.7 million for the same period in 2006 due to investment losses related to the decline in value of the Company’s investment portfolio.

Expenses

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Non-interest operating expenses of $18.5 million for the third quarter of 2007 decreased 24 percent or $5.8 million from the third quarter of 2006 primarily due to the decline in compensation expense.  For the nine months ended September 30, 2007, non-interest operating expenses decreased $38.4 million, or 43 percent, to $51.6 million.

•
Compensation and benefits expenses in the third quarter of 2007 were $11.6 million compared to $15.1 million for the third quarter of 2006, a decrease of $3.5 million or 23 percent.  The decrease was driven primarily by declines in incentive related compensation and headcount. Average full time headcount for continuing operations during the third quarter of 2007 was 171, a decrease of 29 percent compared to the prior year period.  Compensation and benefits for the first nine months of 2007 was $30.5 million compared to $62.0 million for the year ago period.

•
Non-compensation expenses declined 25 percent or $2.3 million to $7.0 million for the third quarter of 2007 primarily as a result of reduced clearing and settlement. For the first nine months of 2007, non-compensation expenses were $21.0 million compared to $27.9 million for the same period in 2006.

First Albany Companies
Operational Highlights
(Unaudited)
	Three Months Ended September 30			Nine Months Ended September 30
	2007	2006	2007 V 2006	2007	2006	2007 V 2006
(Dollars in Thousands)
Net Revenues:

Equities	$3,677	$10,764	-66%	$15,798	$49,958	-68%
Fixed Income	3,147	2,880	9%	9,690	14,623	-34%
Other	1,859	(2,597)	172%	4,017	(6,698)	160%

Total	$8,683	$11,047	-21%	$29,505	$57,883	-49%

Pre-Tax Operating Income (Loss):

Equities	$(6,164)	$(985)	-526%	$(12,253)	$2,782	-540%
Fixed Income	167	(1,154)	114%	706	(539)	231%
Other	(3,868)	(11,161)	65%	(10,511)	(34,296)	69%

Total	$(9,865)	$(13,300)	26%	$(22,058)	$(32,053)	31%

Capital Markets (Fixed Income & Equities)

	Three Months Ended September 30			Nine Months Ended September 30
	2007	2006	2007 V 2006	2007	2006	2007 V 2006
(Dollars in Thousands)
Net Revenues:

Institutional Sales & Trading
Equities	$2,135	$7,112	-70%	$10,114	$27,456	-63%
Fixed Income	3,246	3,167	2%	9,416	14,976	-37%

Total Institutional Sales & Trading	5,381	10,279	-48%	19,530	42,432	-54%

Investment Banking
Equities	1,528	3,637	-58%	5,637	22,491	-75%
Fixed Income	4	28	-86%	728	218	234%

Total Investment Banking	1,532	3,665	-58%	6,365	22,709	-72%

Net Interest/Other Income	(89)	(300)	70%	(407)	(560)	27%

Total Net Revenues	$6,824	$13,644	-50%	$25,488	$64,581	-61%

Note:  Does not include discontinued operations.

Other
On October 17, 2007, the Company announced a plan whereby it will outsource certain of its administrative functions, consolidate certain of such functions in its New York City location and reduce staff in order to properly size its business consistent with its current levels of activity.  The plan will result in the termination of certain employees, the possible relocation of other employees and the closure of the Company’s Albany, New York office.  The Company currently expects to complete the plan by March 31, 2008.  Approximately thirty percent of the workforce of the Company will be affected by the plan, with the majority of the affected employees employed by one of the Company’s principal operating subsidiaries, Broadpoint Capital, Inc.  In connection with the plan, the Company expects to incur exit and restructuring costs of approximately $4.4 million to $4.8 million in pre-tax expense.  Included in this charge is $4.1 million in cash charges consisting of approximately $2.1 million for severance and employee related costs and $2.0 million for lease termination costs.  Of the total expected expense, the company expects to recognize approximately $2.7 million to $2.9 million in 2007 and approximately $1.7 million to $1.9 million in 2008.

Stockholders’ Equity
Stockholders’ equity as of September 30, 2007 was $90.1 million, compared to $43.8 million at June 30, 2007.

Conference Call Information
First Albany Companies will hold a conference call today, October 31, 2007, at 10:00 A.M. (EDT).  This call will be webcast and can be accessed on the Investor Relations portion of the Broadpoint Securities website at www.broadpointsecurities.com, as well as being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.  To participate on the call, please dial 800.291.5365, participant passcode 25812174 or request the First Albany earnings call.  A recording of the call will be available for seven days by dialing 888.286.8010, participant passcode 32844234.

About the Company
First Albany Companies Inc. (NASDAQ:FACT), to be renamed Broadpoint Securities Group, Inc., is an independent investment bank that serves the institutional market and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. The Company offers a diverse range of products through its Equities division, as well as through Broadpoint Descap, a division of Broadpoint Securities, Inc. (formerly known as Descap Securities Inc.), its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division.
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This press release contains "forward-looking statements."  These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements.   You are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.

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FIRST ALBANY REPORTS Q3 ‘07 FINANCIAL RESULTS, continued

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In thousands of dollars except for per share amounts and shares outstanding)	2007	2006	2007	2006
Revenues:
Commissions	$984	$2,633	$3,995	$9,339
Principal transactions	4,339	7,260	15,232	32,814
Investment banking	1,554	4,164	6,454	23,390
Investment gains (losses)	1,203	(3,571)	1,708	(8,518)
Interest	3,343	3,646	12,004	11,163
Fees and other	350	342	1,249	1,510
Total revenues	11,773	14,474	40,642	69,698
Interest expense	3,090	3,427	11,137	11,815
Net revenues	8,683	11,047	29,505	57,883
Expenses (excluding interest):
Compensation and benefits	11,597	15,087	30,524	61,994
Clearing, settlement and brokerage costs	589	1,409	2,660	4,655
Communications and data processing	1,802	2,331	6,008	7,111
Occupancy and depreciation	1,768	2,819	4,916	6,894
Selling	989	944	2,958	3,483
Other	1,803	1,757	4,497	5,799
Total expenses (excluding interest)	18,548	24,347	51,563	89,936
Loss from continuing operations before income taxes	(9,865)	(13,300)	(22,058)	(32,053)
Income tax expense (benefit)	(3.619)	-	(3,470)	-
Loss from continuing operations	(6,246)	(13,300)	(18,588)	(32,053)
Gain from discontinued operations, (including a pre-tax gain on sale of $8,406) (net of taxes)	4,571	874	7,473	808
Income (loss) before cumulative effect of change in accounting principle	(1,675)	(12,426)	(11,115)	(31,245)
Cumulative effect of accounting change, (net of taxes $0 in 2006)	-	-	-	427
Net loss	$(1,675)	$(12,426)	$(11,115)	$(30,818)

Per share data:
Basic earnings:
Continued operations	$(0.30)	$(0.89)	$(1.08)	$(2.10)
Discontinued operations	0.22	0.06	0.43	0.05
Cumulative effect of accounting change	-	-	-	0.03
Net loss	$(0.08)	$(0.83)	$(0.65)	$(2.02)
Diluted earnings:
Continued operations	$(0.30)	$(0.89)	$(1.08)	$(2.10)
Discontinued operations	0.22	0.03	0.43	0.05
Cumulative effect of accounting change	-	-	-	0.03
Net loss	$(0.08)	$(0.83)	$(0.65)	$(2.02)
Weighted average common and common equivalent shares outstanding:
Basic	20,388,132	14,899,504	17,202,217	15,226,530
Diluted (a)	20,388,132	14,899,504	17,202,217	15,226,530

(a) For the three and nine months ended September 30, 2007, 0.3 million common equivalent shares were excluded from the computation of dilutive earnings per share because they were anti-dilutive.
For the three and nine months ended September 30, 2006, 0.4 million and 0.3 million, respectively, common equivalent shares were excluded from the computation of dilutive earnings per share because they were anti-dilutive.

FOR ADDITIONAL INFORMATION
PLEASE CONTACT:

C. Brian Coad
Chief Financial Officer
First Albany Companies Inc.
212.273.7100